UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 23, 2011

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Incentive Compensation Award Opportunities for Named Executive Officers

On February 23, 2011, the Compensation and Pension Committee of the Board (the “Compensation Committee”) granted annual incentive compensation award opportunities with respect to the 2011 calendar year (the “IC Performance Period”) to each of the Company’s Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)), pursuant to the Senior Executive Incentive Compensation Plan (the “Senior Executive IC Plan”). The maximum award which may be earned under the Senior Executive IC Plan by any Named Executive Officer is equal to six-tenths of one percent of operating income for the IC Performance Period. The Compensation Committee, in its sole discretion, may reduce, but not increase, the award made to a Named Executive Officer based on any factors that the Compensation Committee deems appropriate, including, but not limited to, the performance objectives established under the Company’s 2011 Incentive Compensation Plan (“2011 IC Plan”).

Under the 2011 IC Plan, the Compensation Committee has established a Threshold Plan and a Traditional Plan, and the award amount is based on the greater of the Threshold Plan or Traditional Plan, subject to the maximum award amount under the Senior Executive IC Plan.  Under the Traditional Plan, performance measures include revenue, operating income, cash cycle days, business unit revenue, business unit operating income and individual performance, each excluding acquisition activity.  Under the Threshold Plan, performance measures include worldwide free cash flow and individual performance, excluding acquisition activity and pension contributions.  The minimum award opportunity established under the Threshold Plan and the minimum, target and maximum award opportunities established under the Traditional Plan for each of the Named Executive Officers, other than Dr. Curlander, who is retiring on April 30, 2011, subject in each case to the maximum award amount under the Senior Executive IC Plan, are set forth in the following table.

	2011	2011 Traditional Plan
Name	Threshold Plan	Minimum	Target	Maximum
P.A. Rooke	$ 80,000	$ 240,000	$ 800,000	$ 1,600,000
J.W. Gamble, Jr.	55,000	165,000	412,500	825,000
M.S. Canning	50,000	150,000	375,000	750,000
R.M. Foresti	38,500	115,500	250,250	500,500
J.L. Isbell	36,500	109,500	237,250	474,500

Long-Term Incentive Compensation Opportunities for the Named Executive Officers

Also on February 23, 2011, the Compensation Committee granted each Named Executive Officer, other than Dr. Curlander and Mr. Rooke, a long-term incentive opportunity comprised 70% of performance-based restricted stock units and 30% of time-based restricted stock units. No long-term incentive opportunity was awarded to Dr. Curlander due to his pending retirement.

Mr. Rooke’s long-term incentive opportunity is comprised 100% of performance-based restricted stock units.

The performance measure for the performance-based restricted stock units is worldwide free cash flow, excluding all acquisition activity and pension contributions. The performance period is January 1, 2011 through December 31, 2011 (the “RSU Performance Period”). The performance-based restricted stock units to be awarded based on the Company’s achievement of its objective, if any, will be determined by the Compensation Committee in 2012, with vesting and settlement of any earned performance-based restricted stock units to occur in three approximately equal installments (34%, 33% and 33%, respectively) on February 24, 2012, February 24, 2014 and February 24, 2015, based on the Named Executive Officer’s continued employment on each vesting date. The Named Executive Officer must be employed on the last day of the RSU Performance Period to earn the performance-based restricted stock units.  Termination of employment prior to such time for any reason will result in forfeiture of the award.  The vesting of any earned performance-based restricted stock units after the end of the RSU Performance Period will be accelerated in the event of the Named Executive Officer’s death, disability or retirement occurring after the completion of the RSU Performance Period.

The time-based restricted stock unit awards will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on February 24, 2013, February 24, 2014 and February 24, 2015, based on the continued employment of the Named Executive Officer on each vesting date. The time-based restricted stock units awarded, as well as the minimum, target and maximum award levels for the performance-based restricted stock unit awards are set forth in the following table.

	Time-Based	2011 Performance-Based RSU Awards
Name	RSU Awards	Min	Target	Max
P.A. Rooke	0	52,650	105,300	157,950
J.W. Gamble, Jr.	9,480	11,060	22,120	33,180
M.S. Canning	9,480	11,060	22,120	33,180
R.M. Foresti	5,130	5,985	11,970	17,955
J.L. Isbell	3,960	4,620	9,240	13,860

The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers with respect to and during the year ended December 31, 2010 in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2011.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description of Exhibit

10.1	Form of Performance-Based Restricted Stock Unit Award Agreement pursuant to the Company’s Stock Incentive Plan.+

+Indicates management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

March 1, 2011	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Performance-Based Restricted Stock Unit Award Agreement pursuant to the Company’s Stock Incentive Plan.+

+Indicates management contract or compensatory plan, contract or arrangement.